EXHIBIT 4.3
                                                                     -----------

                             AMENDMENT NO. 1 TO THE
                      WEBSTER BANK EMPLOYEE INVESTMENT PLAN

           The Webster Bank Employee Investment Plan, as amended and restated on October 22, 2001, is hereby amended as follows:

           (1) Effective as of January 17, 2002, Section 28 of the adoption agreement for the Plan is amended to read as follows:

     28. SALARY REDUCTION ARRANGEMENT - ELECTIVE DEFERRALS (Plan Section 12.2) Each Participant may elect to have Compensation deferred by:

           a. [ ] _____%.
           b. [ ] up to _____%.
           c. [X] from 1% to 15%.
           d. [ ] up to the maximum percentage allowable not to exceed the limits of Code Sections 401(k), 402(g), 404 and 415.

           AND, Participants who are Highly Compensated Employees determined as of the beginning of a Plan Year may only elect to defer Compensation by

           e. [X] Same limits as specified above.

           f. [ ] The percentage equal to the deferral limit in effect under Code Section 402(g)(3) for the calendar year that begins with or within the Plan Year divided by the annual compensation limit in effect for the Plan Year under Code Section 401(a)(17).

           MAY PARTICIPANTS make a special salary deferral election with respect to bonuses?

           g. [X] No.
           h. [ ] Yes, a Participant may elect to defer up to ____% of any bonus.

           PARTICIPANTS MAY commence salary deferrals on the effective date of participation and on January 1, April 1, July 1 or October 1 (must be at least once each calendar year).

           Participants may modify salary deferral elections:

              1. [ ] As of each payroll period.
              2. [ ] On the first day of the month.
              3. [ ] On the first day of each Plan Year quarter.
              4. [ ] On the first day of the Plan Year or the first day of the
                     7th month of the Plan Year.
              5. [X] Other: January 1, April 1, July 1 and October 1 (must be at least once each calendar year).

           Notwithstanding the above, any Participant who is a Non-Highly Compensated Participant may elect to increase his or her elective deferral percentage to a percentage not exceeding 15%, effective for pay dates occurring on or after January 17, 2002. Any election by such a Participant to increase his or her elective deferral percentage must be made prior to January 17, 2002.


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           AUTOMATIC ELECTION: Shall Participants who do not affirmatively elect to receive cash or have a specified amount contributed to the Plan automatically have Compensation deferred?

           i. [X] No.

           j. [ ] Yes, by ____% of Compensation.

           SHALL THERE BE a special effective date for the salary deferral component of the Plan?

           k. [X] No.

           l. [ ] Yes, the effective date of the salary deferral component of the Plan is ______ (enter month, day, year).


           (2) All section numbers and cross references thereto are appropriately amended to effectuate the intention of the foregoing amendments.

           Dated at Waterbury, Connecticut this 17th day of December, 2001.

ATTEST:                              WEBSTER BANK


/s/ Renee P. Seefried                By /s/ James C. Smith
------------------------------          ----------------------------------------
Its Executive Vice President            Its Chairman and Chief Executive Officer








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